EX – 99.2

Balance Sheet of DDi Capital Corp.

October 31, 2003

ACTUAL
(in thousands)
Assets
Loan fees, net	378
Investment in Subsidiaries	583

Total other assets	961

Total Assets	961

Liabilities and Stockholder’s Equity

Liabilities not Subject to Compromise	0

Liabilities Subject to Compromise	18,106

Stockholder’s Deficit:
Common Stock, Additional Paid in Capital and Other	629,118
Accumulated Deficit	(646,263)

Total stockholders’ deficit	(17,145)

Total Liabilities and Stockholder’s Equity	961